Exhibit 3.1


              CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED
              ----------------------------------------------------
                         CERTIFICATE OF INCORPORATION OF
                         -------------------------------
                                WINDSORTECH, INC.
                                -----------------


         WINDSORTECH, INC., a Corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. That the Amended and Restated Articles of Incorporation of WindsorTech, Inc. have been amended by changing Article Fourth thereof so that, as amended, Article Fourth reads as follows:

         FOURTH: The Corporation is authorized to issue capital stock of Sixty Million (60,000,000) shares of stock, of which Fifty Five Million (55,000,000) shares shall be Common Stock, par value $.01 per share, and Five Million (5,000,000) shares shall be preferred stock, par value $.01 per share.

2. That the aforestated Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, WindsorTech, Inc. has caused this certificate to be signed by Marc Sherman, Chairman of the Board of Directors, this 19th Day of October, 2004.

                                            ------------------------------------
                                            Marc Sherman
                                            Chairman of the Board of Directors


STATE OF FLORIDA
COUNTY OF PALM BEACH

         SWORN TO AND SUBSCRIBED before me this ____ day of October, 2004, by MARC SHERMAN, Chairman of the Board of Directors and who is personally known to me or produced ______________________ as identification.



                                           Signature of Notary,State of Florida
                                           My Commission Expires: